Exhibit 23.2

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to the Company’s Common Shares subject to restricted share units of Research In Motion Limited of our reports dated March 28, 2013, with respect to the consolidated financial statements of Research In Motion Limited and the effectiveness of internal control over financial reporting of Research In Motion Limited included in its Annual Report (Form 40-F) for the year ended March 2, 2013, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Kitchener, Canada,	Chartered Accountants
July 9, 2013.	Licensed Public Accountants